NEWS RELEASE

For further information, contact:
Tork Johnson, Chief Financial Officer
Melody Eckert, Investor Relations
Technology Solutions Company       Date:  June 29, 1998
312.228.4500                       For Release: Immediate
Web: www.TechSol.com


             Technology Solutions Company Announces
                    Three for Two Stock Split

  CHICAGO-June 29, 1998-Technology Solutions Company (Nasdaq:
TSCC) today announced that its board of directors approved a three for two stock split of the company's common stock. The stock split effects a 50 percent stock dividend to be distributed on August 10, 1998, to shareholders of record as of the close of business on July 16, 1998.
  "We are extremely pleased to have achieved yet another record in our 1998 fourth fiscal quarter. This marks the 14th consecutive quarter of year over year revenue increases in excess of 40 percent for the company," stated John T. Kohler, president and chief executive officer. "Our three year compound annual growth rate (CAGR) in revenue and earnings has been 60 percent and 84 percent, respectively, while total headcount grew at a 55 percent CAGR rate in the same three year period. This stock split will broaden and diversify our shareholder base, allowing a larger audience to participate in the phenomenal growth of our company."
  Technology Solutions Company provides information technology and strategic business consulting services that help clients transform customer relationships and improve operations. TSC partners with clients in a wide range of industries and has earned recognition as a leader in client/server solutions for the integration of packaged software, call center and customer relationship management, supply chain management, and financial services. The company has headquarters in Chicago with major offices throughout the U.S., and in Canada, Latin America, Europe and Australia.
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Any forward looking statements, including those referring to market outlook and company prospects included in this news release reflect management's best judgment based on factors currently known, involve risks and uncertainties including the successful completion of client projects and the development of new consulting services and geographic markets, the successful integration of the operations of acquired businesses and business combinations, and other risks detailed from time to time in the company's SEC reports, including the Report on Form 10-K for the year ended May 31, 1997, and the annual report to shareholders. Actual results may vary materially.